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                                                   Exhibit 10.90

                    EMPLOYMENT AGREEMENT


     This Agreement, effective as of September 15, 1994, is made between Yankee Gas Services Company ("Yankee Gas") and Yankee
Energy System, Inc. ("YES"), Connecticut corporations, and Branko
Terzic (the "Executive").

     WHEREAS, YES is a public utility holding company which owns all of the outstanding common stock of Yankee Gas; and

     WHEREAS, the Executive possesses an intimate knowledge of the business industry in which Yankee Gas and YES operate and therefore is expected to contribute substantially to the financial well-being and prospects of those corporations; and

     WHEREAS, the Board of Directors of Yankee Gas and YES
(collectively, the "Boards," and individually, as applicable, the "Board") consider the services of the Executive to be essential to the success of Yankee Gas as a natural gas distribution company and therefore consider the employment of the Executive to be in the best interests of Yankee Gas and YES; and

     WHEREAS, the Boards believe it is necessary that Yankee Gas and YES be able to rely upon the Executive to continue in his position, and that they be able to receive and rely upon his advice, if they request it, as to the best interests of Yankee Gas, YES and YES' shareholders, without concern that he might be distracted by the personal uncertainties and risks that arise should a Change of Control (as defined in Section 3) be pending or threatened; and

     WHEREAS, the Boards desire that Yankee Gas and YES be assured of the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a Change of Control; and

     WHEREAS, the Executive is willing to serve Yankee Gas and YES as an officer and employee thereof as hereinafter provided;

     NOW, THEREFORE, the parties hereby agree as follows:
     1. Employment. YES hereby agrees to appoint the Executive as an officer of YES, Yankee Gas hereby agrees to employ the Executive and the Executive hereby agrees to serve Yankee Gas and YES for the Employment Period, as defined below, on the terms and conditions set forth herein. For purposes of this Agreement, the terms "employ" and "employment" shall be deemed to refer to both the employment of the Executive by Yankee Gas and the status of the Executive as an officer of YES and any of its other subsidiaries.

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     2.   Term.  The "Initial Employment Period" of the Executive
hereunder is the period commencing September 15, 1994 through December 31, 1994. The "Employment Period" of the Executive thereafter is the annual period commencing as of January 1 and ending at midnight on December 31, unless sooner terminated as provided herein. The Employment Period shall be automatically extended for successive one year periods unless either party shall have notified the other in writing by December 15 of any year of its intent to terminate this Agreement, such termination to be effective at midnight on December 31 of the year in which notice is given. Notwithstanding the foregoing, if a Change of Control occurs during the Employment Period, said Employment Period shall be automatically extended to December 31 of the year following the Change of Control Effective Date (as defined in Section 3).

     3. Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) a third person, including a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of YES representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of the directors of YES; or (ii) as the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale of assets or one or more contested elections, or any combination of the foregoing transactions (a "Transaction") the persons who were directors of Yankee Gas or YES immediately prior to the Transaction shall cease to constitute a majority of the Board of Directors of Yankee Gas or of YES or of any successor to Yankee Gas or YES. The "Change of Control Effective Date" shall be the date on which such Change of Control becomes effective.

     4. Duties. The Executive shall serve as President and Chief Operating Officer of Yankee Gas, YES and its other subsidiaries, shall have the authority and responsibilities outlined in Appendix A and shall have such other authority and responsibility as the respective Boards may from time to time determine (hereinafter the "duties"), provided, however, that such duties are consistent with the Executive's position as an executive officer. The Executive agrees to perform the duties so assigned in an efficient and competent manner and to devote his skills and best efforts to the business and affairs of Yankee Gas, YES and its other subsidiaries. The Executive shall devote substantially all his working time and efforts to the business and affairs of Yankee Gas, YES and their affiliates and may not accept other employment which, in the opinion of the YES Board, could diminish or compromise the service of the Executive to Yankee Gas or YES.

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     5.   Compensation and Related Matters.  For the services
provided hereunder, Yankee Gas shall provide to the Executive the following compensation:

          (a) Base Salary. For the first year of the Employment Period, the Executive shall receive a base annual salary ("Base Salary") of at least $250,000 payable in equal monthly installments. The YES Board shall conduct annually a review of the Executive's performance hereunder at which time the YES Board shall consider the appropriateness of the Executive's Base Salary, and any revision to such salary shall be effective at the discretion of the YES Board. Any increase in Base Salary or other compensation granted by the YES Board or any of its committees shall in no way limit or reduce any other obligation of Yankee Gas or YES hereunder and, once established at an increased specified rate, the Executive's Base Salary hereunder shall not be thereafter reduced except for cause.

          (b)  Incentive Compensation.  In addition to Base
Salary, Yankee Gas will include the Executive in such incentive compensation plans (hereinafter "incentive compensation") then made available by Yankee Gas to its executive officers.

          (c) Signing Bonus. The Executive will receive a signing bonus of $25,000 effective in a lump sum payment on September 1, 1994.

          (d) Stock. (a) The Executive shall receive an award of 4,000 shares of restricted common stock of YES which shall vest over five years commencing at the rate of 10 percent for year 1; 15 percent for year 2; and 25 percent in years three, four and five. (b) The Executive shall receive non-qualified stock options for 10,000 shares of YES common stock effective September 15, 1994, at the market price of $21-3/8 per share, which price is equal to the fair market value of a share of YES stock as of the close of business on September 15, 1994, which shall vest in increments of 20 percent over the next five years. Said options shall expire at the end of ten years. The restricted stock awards and option are subject to the terms and conditions of the Long-Term Incentive Compensation Plan and the Stock Option Agreement, copies of which have been provided to the Executive.

          (e) Retirement and Excess Benefit Plans. The Executive shall be entitled to participate in or receive benefits under the YES Retirement Plan and the Excess Benefit Plan and shall receive accelerated vesting thereunder as follows: For the first five years of service, each year worked will be credited as two years of service.




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          (f)  Other Benefits.  The Executive shall be entitled
to participate in or receive benefits under each retirement or compensation plan, savings or profit-sharing plan, insurance plan, medical plan, dental plan, accident plan or any other employee benefit plan or arrangement made available by Yankee Gas to its executive officers or other employees (hereinafter, collectively, "other benefits"), subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or arrangement, provided that, in no event shall any such plan or arrangement provide the Executive, after the Change of Control Effective Date, with other benefits, in each case, less favorable, in the aggregate, than the most favorable of those provided by YES and its affiliated companies for the Executive under such plans or arrangements in effect at any time during the 90-day period immediately preceding the Change of Control Effective Date. Nothing paid to the Executive under any plan or arrangement shall be deemed to be in lieu of the salary payable to the Executive pursuant to Subsection (a) of this Section. Any payments or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by Yankee Gas for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

          (g) Vacation. The Executive shall be entitled to no less than four weeks of paid vacation annually and those paid holidays allowed in accordance with the policies of Yankee Gas then in effect.

          (h) Expenses. Yankee Gas shall reimburse the Executive promptly for reasonable expenses incurred by him in accordance with the policies and procedures of Yankee Gas for its executive officers in performing services hereunder, provided that Yankee Gas may require an accounting therefor in accordance with Yankee Gas policy.

     6. Unauthorized Disclosure. (a) During the term of his employment hereunder, the Executive shall not, without the written consent of the Boards or a person authorized thereby, disclose to any person, other than an officer or employee of YES or any of its affiliates or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of Yankee Gas and YES, any material confidential information obtained by him through YES or any of its affiliates with respect to their business or affairs, including, without limitation, business strategies, volumes of sales, customers, methods of distribution and sources or prices of supply, the disclosures of which he knows or should reasonably be expected to know will be materially damaging to YES or any of its affiliates;

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provided, however, that "confidential information" shall not include information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by YES or any of its affiliates. For the period ending two years following the termination of employment hereunder, the Executive shall not, without the prior written consent of YES, disclose any confidential information of the type described above to anyone other than YES or any of its affiliates, and those designated by YES.

          (b) The foregoing provisions of this Section 6 shall be binding upon the Executive's heirs, successors and legal representatives.

     7. Termination. (a) The employment of the Executive under this Agreement may be terminated only in the following circumstances:

          (i)       Upon death of the Executive;
          (ii) By Yankee Gas or YES, in the event of the disability of the Executive pursuant to Subsection (b) of this Section;
          (iii)     By Yankee Gas or YES, pursuant to Subsection
(c) of this Section for Cause, as defined in such Subsection;
          (iv) By Yankee Gas or YES, in the event of a material breach of this Agreement by the Executive;
          (v) By the Executive after the Change of Control Effective Date, for Good Reason, as such term is defined in Subsection (d) of this Section;
          (vi) By the Executive, upon a material breach of this Agreement by Yankee Gas or YES; or
          (vii) Upon the mutual agreement of the Executive and Yankee Gas and YES to terminate the Agreement.

          (b) Disability. Except as otherwise provided by law, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for 180 substantially consecutive calendar days, and within 30 days after written Notice of Termination (as defined in Subsection (e) of this Section) is given to the Executive (which may occur before or after the end of such 180-day period) he shall not have returned to the performance of his duties hereunder on a full-time basis, Yankee Gas and YES may terminate the Executive's employment hereunder. Such incapacity shall be determined by a physician selected by YES or its insurers and acceptable to the Executive or the Executive's legal representative (which agreement as to acceptability shall not be unreasonably withheld.)



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          (c)  Cause.  For the purposes of this Agreement, the
term "Cause" shall mean (i) the failure of the Executive to substantially perform his duties with Yankee Gas or YES (other than such failure resulting from his incapacity due to physical or mental illness) after written demand for substantial performance is delivered to the Executive by Yankee Gas or YES specifying the manner in which Yankee Gas or YES believes the Executive has not substantially performed his duties, or (ii) the engagement by the Executive in misconduct which is materially injurious to Yankee Gas or YES or its affiliates.
Notwithstanding the foregoing, YES shall not terminate this Agreement unless and until the Executive shall receive a copy of a resolution of the YES Board stating that, in the good faith opinion of directors holding three-quarters of the directorships of such Board, such Cause exists and specifying the particulars thereof. There shall be no monetary liability on the part of, and no cause of action shall arise against, Yankee Gas, YES or any director of Yankee Gas or YES, or any person who provides information to either Board, for any good faith act taken in connection with the making of any determination hereunder.

          (d) Good Reason. For purposes of this Agreement, "Good Reason" means: (i) Material diminishment of the Executive's authority, duties or responsibilities as contemplated by Section 4 of this Agreement relative to those in effect at any time during the 90-day period immediately preceding the Change of Control Effective Date, or any other action by Yankee Gas or YES which results in a material diminution in such authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Yankee Gas or YES promptly after receipt of written notice thereof given by the Executive; (ii) any failure by Yankee Gas or YES to comply with any of the provisions contemplated by Section 5 of this Agreement or the failure by Yankee Gas or YES to provide the Executive with other benefits at least as favorable as those in effect at any time during the 90-day period immediately preceding the Change of Control Effective Date, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Yankee Gas or YES promptly after receipt of written notice thereof given by the Executive; (iii) any purported termination by Yankee Gas or YES of the Executive's employment otherwise than as expressly permitted by this Agreement, or (iv) any failure by Yankee Gas or YES to comply with and satisfy Section 13 of this Agreement.

          (e) Notice of Termination. Any termination of the employment of the Executive by Yankee Gas or YES or by the Executive (other than termination pursuant to Subsection (a)(i) of this Section) shall be communicated by written Notice of Termination to the other parties hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which

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shall indicate the specific termination provisions in this
Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment of the Executive under the provision so indicated. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder.

          (f) Date of Termination. For the purposes of this Agreement, "Date of Termination" shall mean (i) if the employment of the Executive is terminated by death, the date of such death;
(ii) if the employment of the Executive is terminated pursuant to Subsection (b) of this Section, 30 days after Notice of Termination is duly given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period); (iii) if the employment of the Executive is terminated pursuant to Subsection (c) of this Section, the date specified in the Notice of Termination; and
(iv) if the employment of the Executive is terminated for any other reason, the date on which a Notice of Termination is duly given.

     8. Compensation Upon Termination. (a) If the Executive's employment is terminated for any reason, Yankee Gas or YES shall pay to the Executive or, in the case of death, to the Executive's estate, the Executive's Base Salary through the Date of Termination in a lump sum in cash within 30 days of the Date of Termination, as well as any incentive compensation and other benefits accrued through the Date of Termination in accordance with the normal policies of Yankee Gas and YES.

          (b) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, he shall continue to receive his Base
Salary at the rate then in effect until this Agreement is terminated pursuant to Section 7(b) hereof.

     9. Compensation in the Event of a Change of Control. If a Change of Control occurs during the term of this Agreement, and the Executive terminates his employment hereunder pursuant to
Section 7(a)(v) or Yankee Gas, YES or any successor to Yankee Gas or YES terminates the employment of the Executive after the Change of Control Effective Date for any reason other than for death, Disability or Cause as contemplated by Section 7(a)(iii), the Executive shall receive a lump sum payment in cash equal to three times the Base Salary then in effect; provided, however, that retirement at his normal retirement age pursuant to the retirement policy in effect for executive officers of Yankee Gas prior to the Change of Control Effective Date shall not

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constitute termination by the Executive of his employment
hereunder for the purposes of this Section 9. Such amount shall be immediately due and payable to the Executive upon such termination.

     10. Certain Additional Payments by Yankee Gas. (a) In the event it shall be determined that any payment or distribution by Yankee Gas to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would cause the Executive to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor thereto) or comparable state or local tax (such excise taxes, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment"). The Gross-Up Payment shall be equal to the sum of the Excise Tax and all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Executive as a result of the Gross-Up Payment.
          (b) If the Executive determines that a Gross-Up Payment is required, the Executive shall so notify Yankee Gas in writing, specifying the amount of Gross-Up Payment required and details as to the calculation thereof. Yankee Gas shall within 30 days either pay such Gross-Up Payment (net of applicable wage withholding), to the Executive or furnish an unqualified opinion from Independent Tax Counsel (as defined below), addressed to the Executive and Yankee Gas, that there is substantial authority for the position that no Gross-Up Payment is required. "Independent Tax Counsel" means a lawyer with expertise in the area of executive compensation tax law, who shall be selected by the Executive and shall be reasonably acceptable to Yankee Gas, and whose fees and disbursements shall be paid by Yankee Gas.

          (c) If the Internal Revenue Service or other tax authority proposes in writing an adjustment to the income tax of the Executive which would result in a Gross-Up Payment or an increase in any previously made Gross-Up Payment, the Executive shall promptly notify Yankee Gas in writing and shall refrain for at least thirty days after giving such notice, if so permitted by law, from paying any tax (including interest, penalties and additions to tax) asserted to be payable as a result of such proposed adjustment. Before the expiration of such period, Yankee Gas shall either pay the Gross-Up Payment, or the increase thereto, or provide an opinion from Independent Tax Counsel to the Executive and Yankee Gas as to whether it is more likely than not that the proposed adjustment would be successfully challenged if the matter were to be litigated. If the opinion provides that a challenge would be more likely than not to be successful if the issue were litigated, and Yankee Gas requests in writing that the Executive contest such proposed adjustment, then the Executive shall contest the proposed adjustment and shall consult in good

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faith with Yankee Gas with respect to the nature of all action to be taken in furtherance of the contest of such proposed adjustment; provided that the Executive, after such consultation with Yankee Gas, shall determine in his sole discretion the nature of all action to be taken to contest such proposed adjustment, including (i) whether any such action shall be initially by way of judicial or administrative proceedings, or both, (ii) whether any such proposed adjustment shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (iii) if the Executive shall undertake judicial action with respect to such proposed adjustment, the court or other judicial body before which such action shall be commenced and the court or other judicial body to which any appeals should be taken. The Executive agrees to take appropriate appeals of any judicial decision that would require Yankee Gas to pay a Gross-Up Payment or an increased Gross-Up Payment, provided Yankee Gas requests in writing that the Executive do so and provides an opinion from Independent Tax Counsel to the Executive and Yankee Gas that it is more likely than not that the appeal would be successful. The Executive further agrees to settle, compromise or otherwise terminate a contest with the Internal Revenue Service or other tax authority with respect to all or a portion of the proposed adjustment giving rise to the Gross-Up Payment or increased Gross-Up
Payment, if requested by Yankee Gas in writing to do so at any time, in which case the Executive shall be entitled to receive from Yankee Gas the Gross-Up Payment or increase thereof. In no event shall the Executive compromise or settle all or any portion of a proposed adjustment which would result in a Gross-Up Payment without the written consent of Yankee Gas.

          The Executive shall not be required to take or continue any action pursuant to this Section 10(c) unless Yankee Gas acknowledges its liability under this Agreement in the event that the Internal Revenue Service or other tax authority prevails in the contest. Yankee Gas hereby agrees to indemnify the Executive in a manner reasonably satisfactory to the Executive for any fees, expenses, penalties, interest or additions to tax which the Executive may incur as a result of contesting the validity of any Excise Tax and to pay the Executive promptly upon receipt of a written demand therefor all costs and expenses which the Executive may incur in connection with contesting such proposed adjustment (including reasonable fees and disbursements of Independent Tax Counsel); provided, however, that Yankee Gas shall not be required to pay any amount necessary to permit the Executive's institution of a claim for refund under this Section 10(c).






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          If the Executive shall have contested any proposed
adjustment as above provided, and for so long as the Executive shall be required under the terms of this Section 10(c), to continue such contest, Yankee Gas shall not be required to pay a Gross-Up Payment until there occurs a Final Determination (as defined below) of the liability of the Executive for the tax and interest, penalties and additions to tax asserted to be payable as a result of such proposed adjustment. A "Final Determination" shall mean (A) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted, the time for filing such appeal has expired or Yankee Gas has no right under the terms hereof to request an appeal, (B) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding and with the consent of Yankee Gas, or (C) the expiration of the time for instituting a claim for refund, or if such claim was filed, the expiration of the time for instituting suit with respect thereto.

          (d) In the event the Executive receives any refund from the Internal Revenue Service or other tax authority on account of an overpayment of Excise Tax, and Yankee Gas shall have paid a Gross-Up Payment to the Executive, such amount and interest attributable thereto shall be promptly paid by the Executive to Yankee Gas.

     11. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by Yankee Gas or YES and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with Yankee Gas or YES. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of Yankee Gas or YES at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

     12. Full Settlement. The obligation of Yankee Gas or YES to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Yankee Gas or YES may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Yankee Gas or YES agree to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Yankee Gas or YES or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 10 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

     13. Assignment. The Executive may not assign, transfer, pledge or in any way encumber the compensation or other benefits payable to him or any rights which he may have under this Agreement. This Agreement shall be assigned or transferred to, and shall be expressly assumed by and be binding upon, any successor to Yankee Gas or YES, and any such successor shall be deemed substituted for all purposes to the rights and obligations of Yankee Gas or YES, as the case may be, under the terms of this Agreement.

     14. Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be invalid or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

     15. Waiver. The waiver by Yankee Gas, YES or the Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.

     16. Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein. No amendment or alteration of terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

     17. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut.

     18. Arbitration. Any controversy, claim or breach arising out of or relating to this Agreement shall be submitted for settlement to a panel of three arbitrators. Each party shall select an arbitrator and the two thus chosen shall select a third. The decision of a majority of the arbitrators shall be final and binding on the parties. If the two arbitrators cannot agree upon a third arbitrator, the American Arbitration Association will be requested to appoint such an arbitrator. Such arbitration shall be held in Hartford, Connecticut in accordance with the rules and practices of the American Arbitration Association then in effect, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

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     19.  Notices and Communications.  Notices and all other
communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or three business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Yankee Gas or YES, to:
          Yankee Energy System, Inc.
          599 Research Parkway
          Meriden, CT  06450-1030
          Att:  Chairman of the Board

     If to the Executive, to:
          Branko Terzic
          c/o Yankee Gas Services Company
          599 Research Parkway
          Meriden, CT  06450-1030
          (Marked "Personal and Confidential")

or to such other address as either party shall furnish to the other in writing in accordance with this Section.

     20. Authorization. This Agreement is executed for and on behalf of YES by the Chairman of the Board of Directors, and on behalf of Yankee Gas by the Executive Vice President, both of whom are duly authorized to do so by resolutions of the Boards, voting separately, approving this Agreement and authorizing such execution.

     21. Counterparts. This Agreement may be executed in several counterparts, each one of which shall be deemed to be an original but all of which together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                    YANKEE ENERGY SYSTEM, INC.
                    By   /s/ Philip T. Ashton
                       ---------------------------------
                      Chairman of the Board of Directors

                    YANKEE GAS SERVICES COMPANY
                    By   /s/ Charles E. Gooley
                      ----------------------------------
                      Executive Vice President


                    By   /s/ Branko Terzic
                      ----------------------------------
                      Executive